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                                                                   Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 2 to the Form S-3 Registration Statement (File No. 333-77281) of Sun Life Insurance and Annuity Company of New York of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2000.

We also consent to the references to us under the headings "Condensed Financial Information--Accumulation Unit Values" and "Accountants" in the Regatta Gold-NY Prospectus and Futurity-NY Prospectus, which are a part of this Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 6, 2001